Exhibit 10.2
AMENDMENT TO
TAPIMMUNE INC.
2014 OMNIBUS STOCK OWNERSHIP PLAN

           Pursuant to the authority reserved to the Board of Directors in Section 24 of the TapImmune Inc. 2014 Omnibus Stock Ownership Plan (the “Plan”), the Company hereby amends the terms of the Plan in the following manner, effective as of February 10, 2015, to order to authorize the Company to grant stock options and other equity awards to persons regularly performing services for the Company as consultants and to change the law governing the Plan.

1.           Section 1 of the Plan (Purpose) is amended to insert the following new subsection (pp) defining the term “Consultant”:

(pp)           “Consultant” means an individual who has been engaged by the Company or a Subsidiary to render consulting or advisory services on a regular and on-going basis.”

2.           Section 1 of the Plan is further amended to revise the definition of the term “Termination of Employment” in Subsection 1(oo) to read as follows:

(oo)           “Termination of Employment” of a Grantee means the termination of the Grantee’s Employment with the Company and the Subsidiaries, as determined by the Company, or, in the case of a Grantee providing services as a Consultant, the date on which the Consultant has completely and permanently ceased to provide such consulting services to the Company, as determined by the Company.”

3.           Section 5 of the Plan (Eligibility) is amended to replace the first sentence of Section 5 with the following:

“Awards may be granted to any Employee (including any officer) of the Company or any of its domestic subsidiaries, any Employee, officer or director of any of the Company’s foreign subsidiary, to any non-Employee director of the Company, or to any Consultant of the Company designated by the Committee.”

4.           Section 7 of the Plan (Grantee’s Agreement to Serve) is amended to replace the current first sentence thereof with the following:

“The Committee may, in its discretion, require each Grantee who is granted an Award to, execute such Grantee’s Award Agreement, and to agree that such Grantee will remain in the employ of the Company or any of its Subsidiaries, remain as an non-Employee director, or remain as a Consultant, as applicable, for at least one year after the Grant Date.  No obligation of the Company or any of its Subsidiaries as to the length of any Grantee’s employment or service as a non-Employee director or Consultant shall be implied by the terms of this Plan, any grant of an Award hereunder or any Award Agreement.  The Company and its Subsidiaries reserve the same rights to terminate employment of any Grantee or services of any Consultant as existed before the Effective Date.”

5.           Section 27 of the Plan (Controlling Law) is amended to replace the current sentence thereof with the following:

“The law of the State of Nevada shall be controlling in all matters relating to this Plan.”

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to sign this Amendment to the TapImmune Inc. 2014 Omnibus Stock Ownership Plan on its behalf.

TAPIMMUNE, INC.

/s/ Glynn Wilson
Glynn Wilson, President & CEO